MutualFirst Financial Holds Annual Meeting

MUNCIE, Ind., May 10, 2013 /PRNewswire/ -- MutualFirst Financial, Inc. (NASDAQ: MFSF), the holding company for MutualBank, held its fourteenth annual meeting of stockholders at the Bank's headquarters on May 8, 2013. It was the 123rd annual meeting for MutualBank.

The company acted on three items of business during the annual meeting. The first order of business was to re-elect David W. Heeter, Edward C. Levy, Michael J. Marien, and James R. Schrecongost for a term of three years to expire in 2016. The second order of business was the approval of an advisory (non-binding) resolution to approve executive compensation as disclosed in the Proxy Statement, and the third item of business was to ratify the appointment of BKD, LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2013.

President and CEO David W. Heeter reported to shareholders that "2012 was a very productive year for MutualFirst and MutualBank."

Heeter commented, "We are so appreciative of the confidence that our shareholders and customers have in MutualBank."

MutualFirst's wholly owned subsidiary, MutualBank, ended 2012 with assets of over $1.4 billion.

The following Directors were elected:

David W. Heeter – Mr. Heeter has served as President and Chief Executive Officer of the Company and Chief Executive Officer of the Bank since 2003. During the years prior to that appointment, he had served as Executive Vice President of the Company and the Bank and as Chief Operating Officer and Vice President of Human Resources, Marketing and Administration of the Bank. He has been employed by the Bank since 1986. Mr. Heeter's many years of service in all areas of the Bank's operation and his duties as Chief Executive Officer of the Bank bring a special knowledge of the financial, economic and regulatory challenges the Company faces, and he is well suited to educating the Board on these matters.

Edward C. Levy. Mr. Levy has been an officer and owner of Freeman-Spicer Financial Services, Inc., a business financing and leasing company, Freeman-Spicer Premium Corp., a business insurance premium financing company and Freeman-Spicer Accounting Services, Inc., a small business accounting and computerization company for more than five years and is a 50% owner and managing partner in two real estate partnerships. In 2005, he became an executive officer of Take Out Foods International, Inc. based in Indianapolis, which is engaged in the business of ordering food over the Internet. During 2010, he became chairman of the board of One-Touch Automation, Inc., a company engaged in home and business automation and security systems in Indiana. He had served as a director of MFB Corp. and its banking subsidiary for three years prior to their acquisition by the Company in 2008. Mr. Levy's extensive knowledge of investments, insurance and these regulated industries supports the Board's and Trust Committee's knowledge in these areas. He also brings that understanding of regulations to the Audit/Compliance Committee. Mr. Levy's background in finance, real estate and management is important to his service on our Audit/Compliance Committee.

Michael J. Marien. Mr. Marien is employed by City Securities Corporation, a registered broker/dealer and investment advisor firm. He has an active FINRA Series 7 License and Series 66 Indiana License. He retired in 2009 as Account Manager for IT/Signode Corp., a division of Illinois Tool Works (packaging of steel industry products and services, Glenview, Illinois), after 40 years of service. He had served as a director of MFB Corp. and its banking subsidiary for 21 years and was chairman of the board of MFB Corp. for five years prior to the acquisition by the Company in 2008. Mr. Marien brings his prior knowledge of the trust business of MFB Corp. to his service on our Trust Committee. His participation in our local business community for 30 years brings knowledge of the local economy and business opportunities to the Bank.

James R. Schrecongost. Mr. Schrecongost is a retired public financial institution executive with over 40 years of financial institution management experience. Since retiring in 2001, he served as chairman and a director of the wealth management subsidiary of Old National Bancorp in Indiana until 2010. Old National Bancorp is a public company with securities registered with the SEC. Mr. Schrecongost was the vice chairman, president and chief executive officer of ANB Corporation, which owned and managed three banks and a trust company in Indiana before it was acquired by Old National Bancorp in 2000. Mr. Schrecongost's extensive experience in the banking and trust company business and management, financial and analytical skills and knowledge of our market area are important to his service on the Board.

MutualFirst Financial, Inc. and MutualBank, an Indiana-based financial institution, has thirty-one full-service retail financial centers in Delaware, Elkhart, Grant, Kosciusko, Randolph, St. Joseph and Wabash Counties in Indiana. MutualBank also has two Wealth Management and Trust offices located in Carmel and Crawfordsville, Indiana and a loan origination office in New Buffalo, Michigan. MutualBank is a leading residential lender in each of the market areas it serves, and provides a full range of financial services including business banking, wealth management and trust services, and Internet banking services. The company's stock is traded on the NASDAQ National Market under the symbol "MFSF" and can be found on the Internet at www.bankwithmutual.com

Statements contained in this release, which are not historical facts, are forward-looking statements, as that term is defined in the Private Securities Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

CONTACT: David W. Heeter, (765) 747-2880